Exhibit 10.10

[SunPower Letterhead]

April 1, 2005

Emmanuel Hernandez

3467 Malibu Terrace

Fremont, CA 94539

Re: Employment with SunPower Corporation

Dear Manny:

SunPower Corporation is embarking on a once in a lifetime, winner take all expansion in the solar power industry. We have the unique opportunity to grow a grew business, and at the same time, to help solve one of mankind’s biggest challenges—environmentally friendly energy sources. Manny, we are excited to have you join SunPower and look forward to having you on our team.

We are pleased to offer you the position of Chief Financial Officer. This position reports to Tom Werner, CEO.

Should you accept our offer, SunPower will compensate you $299,520 annually, paid biweekly. This salary is consistent with the attainment revenue bonus program (10% up to 15% reduction per quarter) the CEO is participating in.

You will also receive 2% fully diluted stock option of SunPower, based on the post $58M investment of Cypress. The number of stock options this expectantly equates to is 2,083,477 shares. These options will vest over three (3) years, ratably at 1/36 per month, at a price of $1.65 per share.

All remaining unvested SunPower stock options will accelerate vesting upon the occurrence of the following conditions:

•	Cypress makes a tender offer to spin the subsidiary into Cypress, pre IPO.

•	Cypress sells its controlling interest in SunPower, effectively resulting in Change of Control, prior to IPO.

•	Cypress buys back minority interest of SunPower, post IPO, essentially rendering the entity private again.

•	Specifically excluded from the acceleration is the act by which SunPower management to conduct a leveraged buy-out, seeking Cypress as the financier of such a transaction.

You will not be eligible to participate in any future Cypress stock programs; however, your existing options will continue to vest per your exiting vesting schedule. At the SunPower IPO date you will be granted up to one (1) year to exercise any Cypress vested options, and vesting will cease at that time.

You will be a participant in the SunPower 2005 Key Employee Bonus Program (KEBP) at a target incentive of 80% of base salary beginning Q205. Your actual incentive will be based on both company and individual performance. The KEBP plan description is attached for your reference.

Emmanuel Hernandez	April 1, 2005

Your PTO wil continue to accrue at your current rate. SunPower’s core benefits are the same as Cypress; you will not be required to make any changes. You will not participate in the Cypress ESPP and New Product Bonus program.

Your anticipated start date will be May 23, 2005.

As an employee of SunPower, you will be eligible for group insurance benefits in accordance with the terms and limitations applicable to such coverage. SunPower also provides Personal Time off (PTO) to its employees.

To attain a leadership position in the photovoltaic industry, SunPower embraces new challenges and opportunities from time to time as the company develops and grows. ‘The Company expects the same commitment and resultant flexibility from its employees. Although the Company does not have any immediate plans to modify your defined job responsibilities or alter your specific job assignment, the Company retains the right to make such modifications in the future to satisfy ongoing developing business needs. Nothing in this letter limits the Company’s ability to modify your job duties or change your assignment, except for changes that result in constructive termination.

As an employee of SunPower, you may work with and/or develop information, which is considered confidential by the Company. As a result, SunPower requires employees to agree not to use or disclose any such confidential information for the benefit of anyone other than SunPower. Should you accept our offer of employment, SunPower will require you to sign an agreement describing your obligations with respect to confidentiality in greater detail.

Manny we are look forward to your immediate contribution to SunPower, and are truly excited about you joining our leadership team and working with you.

In order to memorialize your acceptance of our offer, please sign and date one copy of this offer letter along with your expected start date. You are also welcome to fax these documents to me at 408-470-4298. If you have any questions about our offer or employment at SunPowcr, I encourage you to call me at your convenience at 408-470-4255.

Sincerely,

/s/ Tom Werner	/s/ TJ Rodgers
Tom Werner	TJ Rodgers
Chief Executive Officer	Chairman of the Board of Directors
SunPower Corporation

I accept the offer of employment set forth above:

4/4/05	/s/ Emmanuel Hernandez	May 23, 2005
Date	Signature	Start Date

Confirmation

I confirm that my option granted on April 25, 2005, satisfies in full all of my rights to equity of SunPower Corporation, including without limitation, those contained in my April, 2005, offer letter and terminates the company’s obligations under such letter to grant me any further options..

Dated Effective: April 25, 2005	/s/ Emmanuel Hernandez
Emmanuel Hernandez